Exhibit 10.12

NON-COMPETITION, AND NON-SOLICITATION AGREEMENT FOR AT-WILL EMPLOYEE

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is effective as of the ______20th day of______Dec , 2021, by and between Electromed, Inc. (the “Corporation”) and______________________________Michelle Wirtz (the “Employee”).

RECITALS

A.          The Employee is commencing employment with the Corporation in a capacity in which the Employee may create or have access to proprietary confidential and/or trade secret information of the Corporation; and

B.          The Corporation has expended substantial time and resources to develop proprietary confidential and/or trade secret information and to develop valuable relationships and goodwill within its industry; and

C.          The Employee recognizes that the Corporation operates in a highly competitive environment and the importance to the Corporation of ensuring the Employee’s loyalty and protecting the Corporation’s actual and prospective customers, business relations, employees, and confidential information; and

D.          The Employee is entering into this Agreement in consideration of the Employee commencing employment as an at-will employee with the Corporation on the date hereof.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

1.	Non-Competition/Non-Solicitation.

1.1.          Acknowledgement by the Employee. The Employee acknowledges that (a) the Employee’s services to be performed for the Corporation are of a special and unique nature; (b) the Corporation operates in a highly competitive environment and would be substantially harmed if the Employee were to compete with the Corporation or divulge its confidential information; (c) the Employee has received valuable and sufficient consideration for entering into this

Agreement, including but not limited to employment as an at-will employee with the Corporation, and the receipt of Confidential Information; and (d) the provisions of this Section 2, including all of its subparts, are reasonable and necessary to protect the Corporation’s business.

1.2.          “Corporate Product” Defined. For purposes of this Agreement, “Corporate Product” means any product or service (including any component thereof and any research to develop information useful in connection with a product or service) that has been or is being designed, developed, manufactured, marketed, or sold by the Corporation or with respect to which the Employee has acquired Confidential Information.

The Employee understands and acknowledges that, at the present time, Corporate Products include the SmartVest® Airway Clearance System and related products. The Employee understands and acknowledges that the foregoing description of Corporate Products may change, and the provisions of this Section 2 and all of its subparts shall apply to the Corporate Products of the Corporation in effect upon the termination of the Employee’ s employment with the Corporation.

1.3.          “Competitive Product” Defined. For purposes hereof, “Competitive Product” means any product or service (including any components thereof and any research to develop information useful in connection with the product or service) that is being designed, developed, manufactured, marketed, or sold by any person or entity other than the Corporation that is of the same general type, performs similar functions, or is used for the same purpose as a Corporate Product or about which the Employee has acquired Confidential Information.

1.4.          Non-Compete Obligations. The Employee agrees that, during the Employee’s employment with the Corporation and for a period of twelve (12) months following the Employee’s termination of employment with the Corporation, regardless of the reason for termination, the Employee will not, directly or indirectly, render services to any person or entity that designs, develops, manufactures, markets, or sells a Competitive Product in any geographic area where the Corporation designs, develops, manufactures, markets, or sells a Corporate Product. [It is expressly understood, however, that the Employee is free to work for a competitor of the Corporation provided that such employment does not include any responsibilities for or in connection with a Competitive Product.]

The Employee understands and acknowledges that, at the present time, the geographic market of the Corporation includes North America. The Employee understands and acknowledges that the foregoing description of the Corporation’s geographic market may change, and the provisions of this Section 2 and all of its subparts shall apply to the geographic market of the Corporation in effect upon the termination of the Employee’s employment with the Corporation.

1.5.          No Solicitation of Customers. During the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, solicit business from, work for, or otherwise interfere with or attempt to interfere with the Corporation’s relationship with any customer or prospective customer of the Corporation.

1.6.          No Solicitation of Employees or Business Contacts. During the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, take any action to encourage, solicit or recruit any current or former employee, consultant, independent contractor, subcontractor, supplier, vendor, or other business relation of the Corporation to terminate their relationship with the Corporation.

1.7.          Disclosure of Obligations. The Employee agrees that, during the Employee’s employment with the Corporation and for a period of twelve (12) months after the Employee’s termination of employment with the Corporation, regardless of the reason for such termination, the Employee shall, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of the Employee’s obligations under this Section 2, including all of its subparts.

2.          Compliance and Remedies. The Employee recognizes that if the Employee violates this Agreement, including but not limited to Sections 1 and 2 of this Agreement, irreparable damage will result to the Corporation that could not adequately be remedied by monetary damages. As a result, the Employee hereby agrees that notwithstanding any other dispute resolution provisions of this Agreement, in the event of any breach by the Employee of this Agreement, including but not limited to Sections 1 and 2 of this Agreement, the Corporation shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain the Employee’s violation of any portion of this Agreement.

3.          Miscellaneous.

3.1.          Integration. This Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior agreements, understandings, or past practices, whether written or oral, relating to such subject matter.

3.2.          Survival of Section 1. Employee’s obligations set forth in Section 1 of this Agreement, including this sections’ subparts, shall survive the termination of this Agreement and Employee’s termination of employment with the Corporation, regardless of the reason for such terminations.

3.3.          Applicable Law; Venue. This Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota, without regard to any state’s choice of law principles or rules. The venue for any action hereunder shall be in the state of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the state of Minnesota, county of Hennepin, and the federal district courts of Minnesota.

3.4.          Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

3.5.          Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

3.6.          Severability; Blue Pencil. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

3.7.          Opportunity to Obtain Advice of Counsel. The Employee acknowledges that the Employee has been advised by the Corporation to obtain legal advice prior to executing this Agreement, and that the Employee had sufficient opportunity to do so prior to signing this Agreement.

3.8.          Employee’s Representations. The Employee represents that he is not subject to any agreement or obligation that would prevent or limit him from entering into this Agreement or that would be breached upon performance of his duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If the Employee possesses any information that he knows or should know is considered by any third party, such as a former employer of the Employee’s, to be confidential, trade secret, or otherwise proprietary, the Employee shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

3.9.          At-Will Employment. Nothing in this Agreement shall be construed to grant Employee any right of continuing employment. Employee understands that he is an “at-will” employee and that employment may be terminated at any time, for any reason, with or without cause or notice.

3.10.        Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date herein first above written.

ELECTROMED, INC.

By:	SR HR Operations Manager

Its:	12/23/21

EMPLOYEE: Michelle Wirtz

12/23/2021

CONFIDENTIALITY POLICY

Electromed has invested substantial time and resources developing proprietary, confidential and/or trade secret information. While working for Electromed, employees will access to, and may create, proprietary, confidential and/or trade secret information of Electromed. As a result, Electromed requires that its employees follow this Confidentiality Policy as a term and condition of employment.

1.          Protected Information. “Protected Information” means any information relating to the business of Electromed that Employee had access to or developed while employed by Electromed and that is not generally known to the general public, including but not limited to financial information, product development information, services, marketing strategies, pricing, design, processes, methodologies, business plans, training manuals and materials, computer programs, software and other technology, personnel information, customer information and requirements, vendor information, end user medical information, and trade secrets.

Employee will not, at any time, directly or indirectly use or disclose Protected Information except to further the business of Electromed during Employee’s employ ment.

Upon termination of employment, regardless of the reason for termination, Employee will immediately turn over to the Electromed in good condition all Electromed property, including but not limited to all originals, copies of, or electronically stored documents or other materials containing Protected Information, regardless of who prepared them.

2.          Remedies. If Employee violates this Policy, Electromed will have irreparable damage that cannot adequately be remedied by monetary damages. As a result, if Employee threatens to or in fact violates this Policy, Electromed will be entitled, in addition to any other legal or equitable remedies, to an injunction to restrain any violation of this Policy. Employee will be responsible for all costs, expenses and attorneys’ fees incurred by Electromed in enforcing this Policy. Any legal action to enforce this Policy will be venued in a court located in Minnesota. Minnesota law will be applied.

3.          Survival. Employee's obligations and Electromed's rights survive Employee’s termination of employment, regardless of the reason for termination. This Policy cannot be modified or waived except by Electromed's express written approval.

I have read, understand, and agree to follow Electromed's Confidentiality Policy.

EMPLOYEE:

12/23/2021
Signature

Michelle Wirtz
Print Name